EXHIBIT A
                 Funds of First Trust Exchange-Traded Fund VIII
                               As of May 23, 2018



First Trust CEF Income Opportunity ETF

First Trust Municipal CEF Income Opportunity ETF

First Trust TCW Opportunistic Fixed Income ETF

EquityCompass Equity Risk Manager ETF

EquityCompass Tactical Equity Risk Manager ETF

First Trust TCW Unconstrained Plus Bond ETF